News Release Berry Petroleum Company 5201 Truxtun Avenue, Suite 300 Bakersfield, California 93309-0640	Phone (661) 616-3900 E-mail: ir@bry.com Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM COMPANY ACQUIRES ADDITIONAL NIOBRARA NATURAL GAS ACREAGE

Bakersfield, CA - October 21, 2005 - Berry Petroleum Company (NYSE:BRY) has purchased a 50% working interest in approximately 70,000 gross (60,000 net) undeveloped acres in Colorado's Phillips and Sedgwick counties from Chandler Energy, LLC. This additional Niobrara leasehold position is adjacent to and immediately north of Berry's producing assets in Yuma County. Berry, as operator of the acreage, is scheduled to begin shooting a 3-D seismic survey within the next three months and expects to drill the first delineation wells in mid-2006.

Robert Heinemann, president and chief executive officer said, "This acreage acquisition is part of our ongoing strategy of adding highly prospective acreage near our core areas and is an excellent opportunity to leverage our operational and technical expertise in the Niobrara producing assets. Our interest in this shallow gas development area will now total approximately 550,000 acres."

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with headquarters in Bakersfield, California and a regional office in Denver, Colorado. Visit www.bry.com for more information.

Safe harbor under the "Private Securities Litigation Reform Act of 1995"
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as "scheduled", "expects", "opportunity", and others indicate forward-looking statements, which are made based on management's current expectations and beliefs concerning future developments and their potential effects upon Berry Petroleum Company. Important factors which could affect actual results are discussed in Part II of our Form 10-K filed with the Securities and Exchange Commission, under the heading "Other Factors Affecting the Company's Business and Financial Results" in the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

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